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SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2003

Synaptic Pharmaceutical Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)
0-27324	22-285-9704
(Commission File Number)	(I.R.S. Employer Identification Number)
215 College Road, Paramus, New Jersey	07652-1431

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (201) 261-1331

(NOT APPLICABLE)

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

        The merger (the "Merger") of Viking Sub Corporation, a Delaware corporation ("Viking Sub") and wholly owned subsidiary of H. Lundbeck A/S, a Danish corporation ("Lundbeck"), with and into Synaptic Pharmaceutical Corporation, a Delaware corporation ("Synaptic"), became effective on March 6, 2003, pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 21, 2002, among Lundbeck, Viking Sub and Synaptic. Synaptic is now a wholly owned subsidiary of Lundbeck. Under the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of Synaptic was converted into the right to receive US $6.50 in cash, without interest; each outstanding share of Series B Convertible Preferred Stock of Synaptic was converted into the right to receive US $1,499.15 in cash, without interest; and each outstanding share of Series C Convertible Preferred Stock of Synaptic was converted into the right to receive US $1,088.54 in cash, without interest. Lundbeck paid the total merger consideration, which was approximately US $122.5 million, in cash. In addition, pursuant to the Merger Agreement, at the effective time of the Merger, the three directors of Viking Sub became the directors of Synaptic.

Item 5. Other Events.

        The press release issued by Synaptic on March 6, 2003 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

  (a)
  Financial Statements.

    None.

  (b)
  Pro Forma Financial Information.

    None.

  (c)
  Exhibits.

  99.1
  Press release dated March 6, 2003 issued by Synaptic Pharmaceutical Corporation.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SYNAPTIC PHARMACEUTICAL CORPORATION
Date: March 6, 2003	By:	/s/ EDMUND CAVIASCO Name: Edmund Caviasco Title: Controller

INDEX TO EXHIBITS

Exhibit Number
99.1	Press release dated March 6, 2003 issued by Synaptic Pharmaceutical Corporation.

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  Item 1. Changes in Control of Registrant.
  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits .
SIGNATURES
INDEX TO EXHIBITS